Exhibit to Question 77I on Form N-SAR

On September 1, 2011, RBC Funds Trust (the "Trust") issued shares of beneficial interest in four new series of the Trust called RBC BlueBay Emerging Market Select Bond Fund, RBC BlueBay Emerging Market Corporate Bond Fund, RBC BlueBay Global High Yield Bond Fund and RBC BlueBay Global Convertible Bond Fund. Each share of beneficial interest mentioned in the preceding sentence has the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Trust Agreement and Declaration of Trust, as amended.

A description of RBC BlueBay Emerging Market Select Bond Fund, RBC BlueBay Emerging Market Corporate Bond Fund, RBC BlueBay Global High Yield Bond Fund and RBC BlueBay Global Convertible Bond Fund is incorporated by reference to Post-Effective Amendment No. 43 to the Registration Statement as filed with the SEC via EDGAR on September 1, 2011. (Accession No. 0000897101-11-001545).